Genesis Energy
2018 Long-Term Incentive Plan
Long-Term Incentive Award Grant

GRANT made as of April 10, 2018 (the “Grant Date”) between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and (“Participant”).

To carry out the purposes of the Genesis Energy 2018 Long-Term Incentive Plan (the “2018 Plan”), by affording Participant the opportunity to receive cash payments based on the performance of Genesis Energy, L.P. (the “Partnership”), the Company grants you a Long-Term Incentive Award as follows:

1.	Grant of Cash Award.

(a)
General. The Company hereby grants to Participant a Cash Award in the amount of $ pursuant to the 2018 Plan. This grant is subject to the terms and conditions of the 2018 Plan, which is incorporated herein by reference as a part of this Agreement. A copy of the 2018 Plan is attached hereto. In the event of any conflict between the terms of this Agreement and the 2018 Plan, the 2018 Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the 2018 Plan, unless the context requires otherwise.

(b)	Vesting. Except as otherwise provided in Paragraph 2 hereof, the Cash Award granted hereunder shall vest in accordance with Schedule A hereto.

2.	Events Occurring Prior to Vesting.

(a)
Death or Disability. If, prior to the Vesting Date, Participant ceases to be an employee of the Company and its Affiliates or a member of the Company acting in an employee role as a result of death or disability (within the Company’s policy or determination thereof), the unvested Cash Award granted hereunder then held by Participant will automatically become 100% vested upon such termination.

(b)
Other Termination. If Participant terminates from the Company and its Affiliates or ceases to be a member acting in an employee role for any reason other than death or disability as provided in (a) above, the unvested Cash Award granted hereunder then held by Participant shall be automatically forfeited upon such termination, unless the Committee, in its discretion, waives, in whole or in part, such forfeiture.

(c)
Change in Control. Notwithstanding any other provision hereof, upon the occurrence of a Change in Control, the unvested Service Tranche of the Cash Award granted hereunder then held by Participant shall become fully vested and the unvested Performance Tranche of the Cash Award granted hereunder then held by Participant shall vest at 150% of the Performance Metric.

3.
Payment. As soon as administratively practicable and not later than 30 days after the vesting of a Cash Award, Participant shall receive from the Company a cash payment equal to the sum of (i) the amount of the Performance Tranche of the Cash Award as determined based on the

Performance Metric results and (ii) the amount of the Service Tranche of the Cash Award granted to such Participant.

4.
Limitations Upon Transfer. All rights under this Grant shall belong to Participant and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provision in this Grant, or the 2018 Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.
Withholding of Tax. To the extent that the grant, vesting or payment of a vested Cash Award results in the receipt of compensation by Participant with respect to which the Company or Affiliate has a withholding obligation, the Company or Affiliate shall withhold such amount from any payment otherwise due under this Grant.

6.	Binding Effect. This Grant shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Participant.

GENESIS ENERGY, LLC

Schedule A

The components outlined in the schedule below represent the total award.

The Service Tranche will vest and become payable on the Vesting Date. The Service Tranche Payout Value at the Vesting Date will be equal to the Cash Award of the Service Tranche.

The Performance Tranche will vest and become payable on the Vesting Date. The Performance Tranche Payout Value on Vesting Date will be calculated according to the following formula: Performance Tranche Payout Value = Performance Tranche x Weighted Achievement x Unit Appreciation Multiplier (UAM).

Cash Award	Vesting Date	Performance Metrics
$ Service Tranche	4/10/2021	None
$ Performance Tranche	4/10/2021	

Performance Metric[1]	Weight	Achievement[1] Threshold 50%	Target 100%	Maximum 200%
Available Cash/Unit[2]	60%	$0.70	$0.85	$1.00
Leverage[3]	30%	4.5x	4.0x	3.5x
Safety[4]	10%	0.92	0.61	0.31

Annual Growth Rate (AGR)[5]	Unit Appreciation Multiplier (UAM)[6]
<10%	1.0
10%	1.1
20%	1.5
30%	2.0
≥ 40%	2.5

[1] Weighted Achievement is the sum of the product of performance metric achievement times weighting. Achievement is calculated based on 4th Quarter 2020 performance results. Achievements between 50% and 100% and between 100% and 200% shall be linearly interpolated.
[2] Available Cash per Unit shall be calculated on a fully diluted basis by counting all outstanding convertible preferred units as if converted.
[3] Leverage shall be calculated as presented in the partnerships quarterly earnings release.
[4] Safety is Total Recordable Incident Rate (TRIR).
5 AGR equals the percentage determined by dividing (i) the difference between the Fair Market Value on Vesting Date and the Fair Market Value on Grant Date by (ii) the Fair Market Value on Grant Date. Fair Market Value on Grant Date is $19.8515.
[6] The UAM shall be linearly interpolated for AGR percentages between those shown above.

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